EXHIBIT 99.1

PRESS RELEASE

                          Contact:
                          Trisha Tuntland
                          Manager of Investor Relations
                          Cabot Microelectronics Corporation
                          (630) 499-2600

CABOT MICROELECTRONICS CORPORATION REPORTS
RESULTS FOR SECOND QUARTER OF FISCAL 2012

                Revenue of $99.2 Million
                Gross Profit Margin of 46.1 Percent of Revenue
                EPS of 23 Cents, Including 12 Cents of Certain Adverse Items
Distributed Special Cash Dividend of $15 per Share, or Approximately $347 Million in Total

AURORA, IL, April 26, 2012 – Cabot Microelectronics Corporation (Nasdaq:  CCMP), the world’s leading supplier of chemical mechanical planarization (CMP) polishing slurries and a growing CMP pad supplier to the semiconductor industry, today reported financial results for its second quarter of fiscal 2012, which ended March 31, 2012.  The financial results are consistent with the preliminary financial performance discussed in the company’s press release of April 16, 2012.

Total revenue during the second fiscal quarter was $99.2 million.  This reflects a decrease of 9.5 percent compared to the same quarter last year and a decrease of 2.8 percent compared to the prior quarter on continued softness in demand within the semiconductor industry, coupled with traditional seasonal weakness periodically experienced by the company during its second fiscal quarter of the year.  The company achieved a gross profit margin of 46.1 percent of revenue in the second fiscal quarter and diluted earnings per share of $0.23.  Earnings per share for the quarter include an adverse impact of approximately $0.12 per share due to an increase in bad debt expense related to a customer bankruptcy and costs related to the company’s leveraged recapitalization with a special cash dividend.  The special cash dividend of $15 per share, or approximately $347 million, was distributed on March 1, 2012.  Approximately half of the special cash dividend was funded from the company’s cash balance, with the other half from a term loan that is part of the new credit facility closed by the company in February, 2012.  The company’s balance sheet reflects a cash balance of $155.1 million and $175 million of new debt outstanding as of March 31, 2012.

“While our financial results for the quarter were impacted by continued softness in industry demand, progress across key strategic initiatives was highlighted by strong sequential growth in both our CMP polishing pads and data storage slurry businesses, and strong year over year revenue growth in South Korea,” said William Noglows, Chairman and CEO of Cabot Microelectronics.  “Looking forward, we are optimistic about expected strengthening in overall semiconductor industry demand during the second half of our fiscal year.  Industry reports generally indicate that IC inventories have returned to normal levels, fab utilization rates are improving and semiconductor manufacturers are adding capacity at advanced nodes.  We believe these industry trends coupled with the continued successful execution of our business strategies will position us well to capitalize on growth opportunities in the future.”

Key Financial Information

Total second fiscal quarter revenue of $99.2 million represents a 9.5 percent decrease from the $109.7 million reported in the same quarter last year and a 2.8 percent decrease from $102.1 million last quarter.  The company believes that these decreases in revenue primarily reflect continued soft demand within the global semiconductor industry, coupled with traditional seasonal weakness.  Compared to the same quarter last year, revenue from all of the company’s business areas except CMP polishing pads decreased; however, revenue in South Korea increased by approximately 23 percent.  Compared to the prior quarter, revenue for the company’s pads and data storage slurry businesses each increased approximately 15 percent, while revenue for all other business areas decreased.  Year to date, revenue of $201.4 million represents a decrease of 10.1 percent from the prior year, reflecting generally softer industry demand conditions this year compared to last.  Year to date, the company’s revenue in South Korea increased by approximately 25 percent.

Gross profit, expressed as a percentage of revenue, was 46.1 percent this quarter, which is lower than the 48.1 percent of revenue reported in the same quarter a year ago and 48.3 percent last quarter.  Compared to the year ago quarter, gross profit percentage decreased primarily due to lower production volumes, higher fixed manufacturing costs and selective price reductions, partially offset by lower variable manufacturing costs.  The decrease in gross profit percentage versus the previous quarter was primarily due to lower production volumes and higher variable manufacturing costs.  Year to date, gross profit represented 47.2 percent of revenue, consistent with the company’s full fiscal year guidance for gross profit, which remains unchanged within a range of 46 to 48 percent of revenue.

Operating expenses, which include research, development and technical, selling and marketing, and general and administrative expenses, were $36.7 million in the second fiscal quarter, or $3.4 million higher than the $33.3 million reported in the same quarter a year ago, primarily due to a $3.7 million increase in the reserve for bad debt expense related to Elpida Memory, Inc., a significant customer in Japan that recently filed for bankruptcy protection.  Operating expenses were $2.7 million higher than the $34.0 million reported in the previous quarter, primarily due to the increase in the reserve for bad debt expense, partially offset by lower professional fees, including costs associated with the company’s recent leveraged recapitalization with a special cash dividend.  Operating expenses this quarter include approximately $0.8 million of costs associated with the leveraged recapitalization with a special cash dividend.

Year to date, total operating expenses were $70.7 million.  The company’s full year guidance for operating expenses remains unchanged at $135 million to $140 million.

Net income for the quarter was $5.5 million, or 57.8 percent lower than the $13.1 million reported in the same quarter last year and 46.9 percent lower than the $10.4 million in the previous quarter, primarily due to the lower level of sales, lower gross profit margin, increase in operating expense and a higher effective tax rate.  Year to date, net income of $15.9 million was down 46.1 percent compared to the prior year.

Diluted earnings per share were $0.23 this quarter, which includes the adverse impact of approximately $0.10 related to the increase in the reserve for bad debt expense and $0.02 due to costs associated with the leveraged recapitalization with a special cash dividend.  This is down from $0.55 reported in the second quarter of fiscal 2011 and down from $0.45 reported in the previous quarter.  Year to date, diluted earnings per share of $0.68 are down 46.1 percent compared to last year.

CONFERENCE CALL
Cabot Microelectronics Corporation’s quarterly earnings conference call will be held today at 9:00 a.m. Central Time.  The conference call will be available via live webcast and replay from the company’s website, www.cabotcmp.com, or by phone at (866) 730-5762.  Callers outside the U.S. can dial (857) 350-1586.  The conference code for the call is 16718990.  A transcript of the formal comments made during the conference call will also be available in the Investor Relations section of the company’s website.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP polishing slurries and a growing CMP pad supplier to the semiconductor industry.  The company's products play a critical role in the production of advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers.  The company's mission is to create value by developing reliable and innovative solutions, through close customer collaboration, that solve today's challenges and help enable tomorrow's technology.  Since becoming an independent public company in 2000, the company has grown to approximately 1,000 employees on a global basis.  For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Trisha Tuntland, Manager of Investor Relations at 630-499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute “forward looking statements” within the meaning of federal securities regulations.  These forward-looking statements include statements related to:  future sales and operating results; company and industry growth, contraction or trends; growth or contraction of the markets in which the company participates; international events, regulatory or legislative activity, or various economic factors; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; natural disasters; the acquisition of or investment in other entities; uses and investment of the company’s cash balance; financing facilities and related debt, payment of principal and interest, and compliance with covenants and other terms; the company’s capital structure; and the construction and operation of facilities by Cabot Microelectronics Corporation.  These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics’ filings with the Securities and Exchange Commission (SEC), that could cause actual results to differ materially from those described by these forward-looking statements.  In particular, see "Risk Factors" in the company's quarterly report on Form 10-Q for the quarter ended December 31, 2011 and in the company's annual report on Form 10-K for the fiscal year ended September 30, 2011, both filed with the SEC.  Cabot Microelectronics assumes no obligation to update this forward-looking information.

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and amounts in thousands, except per share amounts)

	Quarter Ended			Six Months Ended
	March 31,	December 31,	March 31,	March 31,	March 31,
	2012	2011	2011	2012	2011

Revenue	$99,236	$102,122	$109,660	$201,358	$223,865

Cost of goods sold	53,442	52,843	56,927	106,285	113,701

Gross profit	45,794	49,279	52,733	95,073	110,164

Operating expenses:

Research, development & technical	14,071	13,755	14,919	27,826	28,775

Selling & marketing	7,434	7,336	6,791	14,770	14,271

General & administrative	15,177	12,901	11,567	28,078	23,243

Total operating expenses	36,682	33,992	33,277	70,674	66,289

Operating income	9,112	15,287	19,456	24,399	43,875

Interest expense	354	39	37	393	81

Other income (expense), net	97	104	683	201	(208)

Income before income taxes	8,855	15,352	20,102	24,207	43,586

Provision for income taxes	3,325	4,937	7,010	8,262	14,002

Net income	$5,530	$10,415	$13,092	$15,945	$29,584

Basic earnings per share	$0.24	$0.46	$0.57	$0.70	$1.29

Weighted average basic shares outstanding	22,768	22,508	23,032	22,624	22,857

Diluted earnings per share	$0.23	$0.45	$0.55	$0.68	$1.26

Weighted average diluted shares outstanding	23,780	22,926	23,693	23,378	23,395

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

	March 31,	September 30,
	2012	2011
ASSETS:

Current assets:
Cash and cash equivalents	$155,062	$302,546
Accounts receivable, net	50,802	52,747
Inventories, net	56,818	56,128
Other current assets	15,855	18,984
Total current assets	278,537	430,405

Property, plant and equipment, net	125,751	130,791
Other long-term assets	71,417	67,033
Total assets	$475,705	$628,229

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$14,134	$22,436
Current portion of long-term debt	8,750	-
Capital lease obligations	7	10
Accrued expenses and other current liabilities	21,301	33,104
Total current liabilities	44,192	55,550

Long-term debt, net of current portion	166,250	-
Capital lease obligations, net of current portion	-	2
Other long-term liabilities	6,673	6,323
Total liabilities	217,115	61,875

Stockholders' equity	258,590	566,354
Total liabilities and stockholders' equity	$475,705	$628,229